Exhibit 99.1

PROMOTORA VALLE HERMOSO INC. TO ACQUIRE BAUELEMENTE V. KUHN

Orlando, Florida, October 25, 2007 /Prime Zone/ -- Promotora Valle Hermoso, Inc. (“Promotora”) (OTC BB: PVHI - News), announced today that it has signed the definitive agreement to acquire Bauelemente V. Kuhn Inc. (“Bauelemente”). Under the proposed terms of the agreement, Promotora will acquire Bauelemente for $1,000,000 in Promotora Valle Hermoso common stock. The value of the Promotora shares will be based upon the Friday October 19, 2007 closing market price of $3 per share. Upon successful completion of the financial audit and due diligence process, Promotora will issue Bauelemente 333,333 PVHI common shares.

Bauelemente V. Kuhn, Inc. is a German Corporation specializing in the sale and installation of structural building components such as windows, doors, kitchens etc. For more information visit their website at (http://www.bauelemente-kuhn.de/).

About Promotora Valle Hermoso:

Promotora Valle Hermoso invests financial resources in housing projects in Quito, Ecuador and its suburbs. Its goal is to build real estate which offers comfort and space to families preferring a lifestyle in a harmonious and peaceful environment. Housing inner-areas have natural lighting, resulting in energy savings, and are equipped with modern technology installations.

Promotora Valle Hermoso targets a housing deficit of 1,200,000 houses in a country that has a yearly growth of just 60,000 housing solutions. The efficient structure of Promotora Valle Hermoso allows building fast economy housing and targets providing the middle-class population with affordable living.

More detailed information on the housing projects can be found on the Promotora Valle Hermoso corporate website: http://www.promotoravh.com/indexe.html.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward- looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of the press release. It is possible that the merger transaction may not be completed.

Contact:

Casey Burt
Mirador Consulting, Inc
Phone: 561 989 3600 or 877-MIRADOR
Email: info@promotoravh.com